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                                                                    EXHIBIT 4(D)

                          ACTION OF GENERAL PARTNER


        ILLINOIS POWER COMPANY, an Illinois corporation ("Illinois Power"), as General Partner of Illinois Power Capital, L.P., a Delaware limited partnership (the "Partnership"), in accordance with Section 6.1(b)(ii) of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of _________________, 1994 (the "Partnership Agreement"), does hereby establish a new series of Preferred Securities having the following designation, powers, rights, preferences, privileges, limitations and other terms and provisions (capitalized terms used herein without definition having the meanings specified in the Partnership Agreement):

        (a) Designation. __________ (_____________) Preferred Securities, with a liquidation preference of $25 per Preferred Security, are hereby designated as ["_____% Cumulative Monthly Income Preferred Securities, Series A"] ["Cumulative Adjustable Rate Monthly Income Preferred Securities, Series A"] (the "Series A Preferred Securities").

        (b) Dividends. (i) The Limited Partners who hold the Series A Preferred Securities shall be entitled to receive, when, as and if available and determined to be so distributed by the General Partner (the General Partner's discretion to be subject to (b)(ii) below), cumulative dividends at a [rate per annum of ____% of the liquidation preference of $25 per Preferred Security, calculated on the basis of a 360-day year of twelve 30-day months,] [rate per annum of ___% from the date of initial issuance to _________________, 1994, and thereafter at the Applicable Rate (as defined in the Prospectus Supplement relating to the offering of the Series A Preferred Securities) from time to time in effect], and payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing _________________, 1994. Such Dividends will accumulate and be cumulative whether or not they have been determined to be made and whether or not there are funds of the Partnership legally available for the payment of Dividends. Dividends on the Series A Preferred Securities shall be cumulative from the date of original issue, and the cumulative portion from such date to _________________, 1994 shall be payable on _________________, 1994. In the event that any date on which Dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the Dividends payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. [Dividends in arrears for more than one month will bear interest thereon at the rate per annum of ____% thereof.]

             (ii) Dividends on the Series A Preferred Securities must be paid on the date such Dividends are payable to the extent that the Partnership has, on the date such Dividends are payable, (x) funds legally available for the payment of such Dividends and (y) cash on hand sufficient to permit such payments. Dividends will be payable to the Preferred Security Holders as they appear on the books and records of the Partnership on the relevant record dates, which, as long as the Series A Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant payment dates. In the event the Series A Preferred Securities shall not continue to remain in book-entry-only form, the General Partner shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates.
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             (iii)  The Partnership shall not:

                  (A) pay, or set aside for payment, any Dividends with respect to any other Preferred Securities, unless the amount of any Dividends declared on such other Preferred Securities is paid on such other such Preferred Securities and the Series A Preferred Securities on a pro rata basis on the date such dividends are paid on such other Preferred Securities, so that

                        (x) the aggregate amount of Dividends paid on the
                  Series A Preferred Securities bears to the aggregate amount of Dividends paid on such other Preferred Securities the same ratio as

                        (y) the aggregate of all accumulated and unpaid
                  Dividends in respect of the Series A Preferred Securities bears to the aggregate of all accumulated and unpaid Dividends in respect of such other Preferred Securities; or

                  (B) redeem, purchase or otherwise acquire any other Preferred Securities;

until, in each case, such time as all accumulated and unpaid Dividends on the Series A Preferred Securities shall have been paid in full for all Dividend periods terminating on or prior to , in the case of clause (A), such payment and, in the case of clause (B), the date of such redemption, purchase or acquisition.

        (c) Redemption. (i) The Series A Preferred Securities are redeemable, at the option of the Partnership, in whole or in part from time to time, on or after _____, 1999, upon not less than 30 nor more than 60 days' notice, at the Redemption Price (as hereinafter defined). If a partial redemption would result in a delisting of the Series A Preferred Securities, the Partnership may only redeem the Series A Preferred Securities in whole.

             (ii) Upon repayment of the Series A Subordinated Debentures at maturity or earlier, the proceeds from such repayment shall be applied to redeem the Series A Preferred Securities, in whole, at the redemption price of $25 per Preferred Security plus accumulated and unpaid Dividends (whether or not declared) to the date fixed for redemption (the "Redemption Price") upon not less than 30 nor more than 60 days' notice.

             (iii) If a Special Event shall occur and be continuing, the General Partner shall elect to either (A) redeem the Series A Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price within 90 days following the occurrence of such Special Event; provided, that if at the time there is available to the General Partner the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Partnership or the General Partner, the General Partner will pursue such measure in lieu of redemption, or (B) dissolve the Partnership and, after satisfaction of liabilities of creditors as required by the Partnership Act, cause to be distributed to Series A Preferred Security Holders in liquidation of the Partnership, within 90 days following the occurrence of such Special Event, Series A Subordinated Debentures having a




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principal amount equal to the aggregate liquidation preference of the outstanding Series A Preferred Securities and with accrued interest in an amount equal to any unpaid Dividends on the Series A Preferred Securities. In the case of a Tax Event, the General Partner may also elect to cause the Series A Preferred Securities to remain outstanding.

        After the date fixed for any distribution of Series A Subordinated Debentures upon dissolution of the Partnership, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record Holder of the Series A Preferred Securities, will receive a registered global certificate or certificates representing the Series A Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Series A Preferred Securities not held by DTC or its nominee will be deemed to represent Series A Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of such Series A Preferred Securities until such certificates are presented to the General Partner or its agent for transfer or reissuance.

        (d) Redemption Procedures. (i) Notice of any redemption (a "Notice of Redemption") of the Series A Preferred Securities will be given by the Partnership by mail to each record Holder to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph (d)(i), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepared, to Preferred Security Holders who hold Series A Preferred Securities. Each Notice of Redemption shall be addressed to the Preferred Security Holders who hold Series A Preferred Securities at the address of the Holder appearing in the books and records of the Partnership. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

             (ii) In the event that fewer than all the outstanding Series A Preferred Securities are to be redeemed in the case of a redemption pursuant to
(c)(i) above, the Series A Preferred Securities to be redeemed will be selected in accordance with paragraph (d)(iv) hereof. The Partnership may not redeem fewer than all the outstanding Series A Preferred Securities unless all accumulated and unpaid Dividends have been paid on all Series A Preferred Securities for all monthly Dividend periods terminating on or prior to the date of redemption.

             (iii) If the Partnership gives a Notice of Redemption in respect of Series A Preferred Securities, then, (A) by 12:00 noon, New York time, on the redemption date in the case of Clauses (I) and (II) below, or (B) prior to the close of business on the Business Day immediately preceding the redemption date in the case of Clause (III) below, the Partnership will irrevocably deposit with (I) DTC, is the Clearing Agency on the date such Notice of Redemption is given, (II) such other Person which is the Clearing Agency on the date such Notice of Redemption is given, or (III) if there is no Clearing Agency with respect to the Series A Preferred Securities on the date such Notice of Redemption is given, the Paying Agent or Paying Agents appointed by the General Partner pursuant to Section 10.7 of the Partnership Agreement, funds sufficient to pay the applicable Redemption Price and will give DTC, such other Clearing Agency or the Paying Agent or Paying Agents, as the case may be, irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Securities. If Notice of Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the Preferred Security Holders who hold such Series A Preferred Securities so called for redemption




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will cease, except the right of the Holders of such securities to receive the
Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by the Partnership or by Illinois Power pursuant to the Guarantee, Dividends on such Series A Preferred Securities will continue to accumulate at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

             (iv) Notices of Redemption shall be sent to (A) Cede & Co. or any successor nominee of DTC, in either case so long as DTC is the Clearing Agency,
(B) the nominee of any Clearing Agency other than DTC or (C) any Paying Agent or Paying Agents appointed by the General Partner pursuant to Section 10.7 of the Partnership Agreement. If less than all the Series A Preferred Securities are being redeemed, interests to be redeemed shall be determined as follows:
(x) in accordance with DTC's practice, as long as DTC is the Clearing Agency,
(y) in accordance with the practice of any other Clearing Agency or (z) if, at the time such redemption notice is sent, there is no Clearing Agency, the Paying Agent or Paying Agents shall select, by lot or in such other manner as the Paying Agent or Paying Agents shall deem appropriate and fair, in their discretion, the Series A Preferred Securities to be redeemed.

        (e) Liquidation Distribution. In the event of any voluntary or involuntary dissolution, winding up or termination of the Partnership, Preferred Security Holders who hold the Series A Preferred Securities at the time will be entitled to receive out of the assets of the Partnership available for distribution to Partners, after satisfaction of liabilities of creditors as required by the Partnership Act, before any distribution of assets is made to the General Partner, but together with the Holders of every other series of Preferred Securities outstanding, if any, an amount equal to, in the case of Holders of Series A Preferred Securities, the aggregate of the liquidation preference of $25 per Preferred Security and accumulated and unpaid Dividends thereon (whether or not declared) to the date of payment (the "Liquidation Distribution"), unless in connection with such dissolution, winding up or termination, Series A Subordinated Debentures in an aggregate principal amount equal to the Liquidation Distribution have been distributed on a pro rata basis to the Holders of the Series A Preferred Securities.

        If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on any other series of Preferred Securities, then the amounts payable directly by the Partnership on the Series A Preferred Securities and on such other series of Preferred Securities shall be paid on a pro rata basis, so that

                (i) the aggregate amount paid in respect of the Liquidation Distribution bears to the aggregate amount paid as liquidation distributions on such other series of Preferred Securities the same ratio as

                (ii) the aggregate Liquidation Distribution bears to the aggregate maximum liquidation distributions on such other series of Preferred Securities.




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                                  *  *  *  *


        This written Action of General Partner shall constitute an Action within the meaning of Section 6.1(b)(ii) of the Partnership Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Action of General Partner this ____ day of ___________, 1994.

                                        GENERAL PARTNER

                                        Illinois Power Company



                                        By:
                                                Name:
                                                Title:









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